                                                                    EXHIBIT 99.1


                             [SOVEREIGN LETTERHEAD]


--------------------------------------------------------------------------------

FOR FURTHER INFORMATION, CONTACT:    John Mellett
                                     Sovereign Specialty Chemicals, Inc.
                                     (312) 419-4035


     SOVEREIGN SPECIALTY CHEMICALS RELEASES THIRD QUARTER OPERATING RESULTS


CHICAGO, IL, Nov. 12, 2002 -- Sovereign Specialty Chemicals, Inc. announced its operating results for the quarter ended September 30, 2002.

Commenting on the results for the third quarter, Norman Wells, Sovereign's CEO and president, said: "Sovereign had a solid third quarter with sales of $95.0 million and EBITDA of $12.8 million. We made excellent progress on improving our control of working capital, and this helped Sovereign reduce debt by almost $3 million in the quarter, while paying nearly $10 million in interest."

Mr. Wells added: "We are encouraged that we were able to maintain profitability during a challenging economic environment. Sales were up slightly over the second quarter, while EBITDA was up $0.8 million. Compared to the third quarter of 2001, sales were up 2.7 percent and operating income improved 4.3 percent, reflecting actions taken to reduce costs. Our Construction segment continued to perform well with sales and EBITDA up year to year, benefiting from a stable housing market and lower raw material costs. The Commercial segment showed solid improvement over the second quarter."

Mr. Wells concluded: "In the short term, we continue to remain focused on generating cash to pay down debt, reducing operating costs, and growing the top line."


Income Statement Summary
Unaudited)
(Dollars In Millions)


                                                     Three months ended         Nine months ended
                                                     ------------------        -------------------
                                                        September 30              September 30
                                                     ------------------        -------------------
                                                      2002        2001           2002        2001
                                                     -------     ------        --------    -------
Net sales                                              $95.0     $ 92.5          $276.7     $273.1
Cost of goods sold                                      66.1       66.2           196.8      197.3
                                                       -----     ------          ------     ------

Gross profit                                            28.9       26.3            79.9       75.8
Selling, general and administrative expenses            18.3       16.2            53.7       50.0
Goodwill amortization                                    --         2.2            --          7.2
                                                       -----     ------          ------     ------

Operating income                                        10.6        7.9            26.2       18.6
Interest expense, net                                   (6.3)      (6.8)          (19.3)     (20.7)
                                                       -----     ------          ------     ------

Income (loss) before income taxes and cumulative
effect of change in accounting principle                 4.3        1.1             6.9       (2.1)
Income taxes                                             1.7        1.3             2.9        0.5
                                                       -----     ------          ------     ------

Income (loss) before cumulative effect of change
in accounting principle                                  2.6       (0.2)            4.0       (2.6)
Cumulative effect of change in accounting principle
to write off goodwill, net of income tax benefit         --         --            (17.1)        --
                                                       -----     ------          ------     ------

Net income (loss)                                      $ 2.6     $ (0.2)         ($13.1)      (2.6)
                                                       =====     ======          ======     ======


Selected Balance Sheet and Cash Flow Information (Unaudited)
(Dollars in Millions)

                                    Sept. 30      Sept. 30      December 31
                                      2002          2001           2001
                                    --------      --------      -----------

Cash and cash equivalents            $   7.9       $   3.9         $  15.6
Receivables                             57.6          65.0            55.9
Inventories                             34.6          40.4            37.8
Payables                                34.2          40.9            30.6
Total debt                             232.7         245.2           252.1


                                                Nine months ended Sept. 30
                                                --------------------------
                                                   2002            2001
                                                ----------      ----------

Depreciation and amortization                       7.1           14.2
Capital expenditures                                4.4            6.2

The company will host a conference call on November 13 at 10.00 a.m. (Chicago time) to discuss these results. Details for the conference call follow:

                Dial-in:   (913) 981-4900, code 314445
                Replay:    (719) 457-0820, code 314445

The replay will be available until November 23, 2002.

Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly - through the strategic acquisition of established niche leaders - to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2001, Sovereign's revenues were $357 million.

Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.

Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2001 and exhibit 99.1 to that report.